UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
eLong, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Xingke Plaza, Tower B, Third Floor
Cayman Islands	10 Middle Jiuxianqiao Road	Not Applicable
(State or Other Jurisdiction of	Beijing 100015, People’s Republic of China	(I.R.S. Employer
Incorporation or Organization)	(Address of Principal Executive Offices	Identification No.)
Including Zip Code)
eLong, Inc. 2009 Share and Annual Incentive Plan
(Full Title of the Plan)
CT Corporation System
111 Eighth Avenue
New York, NY 10011
(Name and Address of Agent For Service)
(212) 894-8641
(Telephone Number, Including Area Code, of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered(1)(2)	Per Share	Offering Price	Fee(3)
Ordinary Shares, par value US$, $0.001 per share	1,233,071	$3.175 (4)	$3,915,000	$279.14
Ordinary Shares, par value US$, $0.001 per share	1,259,800	$5.695 (5)	$7,174,561	$511.55
Ordinary Shares, par value US$, $0.001 per share	507,129	$5.525 (5)	$2,801,888	$199.77
Total	3,000,000	N/A	$13,891,449	$990.46

(1)	This Registration Statement registers the issuance of 3,000,000 Ordinary Shares of eLong, Inc., par value US $0.001 per share, issuable under the eLong, Inc. 2009 Share and Annual Incentive Plan. These shares may be represented by the Registrant’s American Depositary Shares, each of which represents two ordinary shares. American Depositary Shares issuable upon deposit of the securities registered hereby have been registered under a separate Registration Statement on Form F-6 (No. 333-119617), as amended, filed with the Commission on October 8, 2004.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(3)	Calculated by multiplying US$0.00007130 by the proposed maximum aggregate offering price.

(4)	Such shares are issuable upon the exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h)(1), the maximum aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised. The offering price per share set forth for such shares is the exercise price per share at which such options are exercisable.

(5)	Estimated pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales prices of ADSs of the Registrant on The Nasdaq Global Market on May 6, 2010, each ADS represents two ordinary shares.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information
The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information
The documents containing the information specified in this Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents previously filed by eLong, Inc. (the “Registrant”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:
(a)	The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2009, filed on May 11, 2010;

(b)	Reports of Foreign Private Issuer on Form 6-K, filed on March 4, 2010 and April 21, 2010;

(c)	The description of the Registrant’s ordinary shares and American Depositary Shares contained in its Registration Statement on Form 8-A (File No. 000-50984) filed with the Commission on October 13, 2004, which incorporates by reference the description of the Registrant’s ordinary shares set forth under “Description of Share Capital” and the description of the Registrant’s American Depositary Shares set forth under “Description of American Depositary Shares” in the Registrant’s Registration Statement on Form F-1 (No. 333-119606), as amended, filed on October 7, 2004; and

(d)	The description of the Registrant’s shares contained in the Registration Statement on Form F-6 (No. 333-119617), as amended, filed on October 8, 2004.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Registrant’s Annual Report on Form 20-F covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Report.
Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Upon the written or oral request of any person to whom a copy of this Registration Statement has been delivered, the Registrant will provide without charge to such person a copy of any and all Incorporated Documents (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to eLong, Inc., Xingke Plaza, Tower B, Third Floor, 10 Middle Jiuxianqiao Road, Beijing 100015, China, Attention: Legal Department; Telephone: +(8610) 5806-2288.

Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s Second Amended and Restated Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, but the indemnity does not extend to any matter in respect of any willful neglect or intentional malfeasance which may be attached to such person.
The Registrant maintains a directors and officers liability insurance policy for its directors and officers.
Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits.
The Exhibits listed in the accompanying Exhibit Index, and are each filed as a part of, or incorporated by reference to, this Registration Statement.
Item 9. Undertakings
(a) The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, the People’s Republic of China on May 11, 2010.

eLong, Inc.
By:	/s/ Sami Farhad
	Name:	Sami Farhad
	Title:	Vice President & General Counsel

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Guangfu Cui, Mike Doyle, Sami Farhad and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 as well as any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of May 11, 2010.

Signature	Title

/s/ Guangfu Cui Guangfu Cui	Chief Executive Officer (Principal Executive Officer)
/s/ Mike Doyle Mike Doyle	Chief Financial Officer (Principal Financial Officer)
/s/ Phillip Yang Philip Yang	Controller
/s/ Henrik Kjellberg Henrik Kjellberg	Director (Chairman of the Board)
/s/ Lily Cheng Lily Cheng	Director
/s/ Fernando Gil de Bernabé Fernando Gil de Bernabé	Director
/s/ Thomas Gurnee Thomas Gurnee	Director
/s/ Jens Parkitny Jens Parkitny	Director
/s/ Cyril Ranque Cyril Ranque	Director
/s/ Michael Scown Michael Scown	Director
/s/ Johan Svanstrom Johan Svanstrom	Director
/s/ Justin Tang Justin Tang	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement in Bellevue, Washington on May 11, 2010.

By:	/s/ Amy Weaver
	Name:	Amy E. Weaver

EXHIBIT INDEX

Exhibit Number	Description

4.1	eLong, Inc. 2009 Share and Annual Incentive Plan (incorporated by reference to Exhibit 4.29 to the company’s Annual Report on Form 20-F filed with the Commission on June 18, 2009)

5.1	Opinion of Conyers Dill & Pearman

23.1	Consent of Independent Registered Public Accounting Firm (Ernst & Young Hua Ming)

23.2	Consent of Independent Registered Public Accounting Firm (KPMG)

23.3	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

24.1	Power of Attorney (contained in the signature pages hereto).